SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

MASTERCARD INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

March 26, 2004

Dear Stockholder:

      The 2004 Annual Meeting of Stockholders of MasterCard Incorporated will be held on Monday, May 10, 2004, at 9:00 a.m. (local time) at the MasterCard Incorporated Headquarters, 2000 Purchase Street, Purchase, New York. A notice of the meeting, a proxy card and a proxy statement containing information about the matter to be acted upon are enclosed. You are cordially invited to attend.

      All holders of record at the close of business on March 19, 2004 of the Company’s outstanding shares of class A redeemable common stock and class B convertible common stock will be entitled to vote at the Annual Meeting, at which you will be asked to elect persons to serve on the Global Board of Directors. It is important that your shares be represented at the meeting. Accordingly, we request that you promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

Very truly yours,

ROBERT W. SELANDER
President and Chief Executive Officer

INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
COMMITTEES OF THE GLOBAL BOARD OF DIRECTORS
ATTENDANCE AT MEETINGS
STOCKHOLDER COMMUNICATIONS WITH THE GLOBAL BOARD OF DIRECTORS
EXECUTIVE OFFICERS OF THE COMPANY
EXECUTIVE COMPENSATION
REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDITORS SERVICES AND FEES
AUDIT COMMITTEE REPORT
OTHER MATTERS
APPENDIX A MasterCard Incorporated Audit Committee of the Board of Directors Charter

MASTERCARD INCORPORATED

2000 Purchase Street
Purchase, New York 10577

NOTICE OF 2004 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 10, 2004

To the Stockholders of MasterCard Incorporated:

      The 2004 Annual Meeting of Stockholders of MasterCard Incorporated (the “Company”) will be held on Monday, May 10, 2004, at 9:00 a.m. (local time) at the MasterCard Incorporated Headquarters, 2000 Purchase Street, Purchase, New York, to:

1. Elect persons to serve on the Global Board of Directors; and

2. Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

      The close of business on March 19, 2004 has been fixed as the record date for determining those Stockholders entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. A list of eligible Stockholders of record as of the close of business on the record date will be available at the Annual Meeting for examination by any Stockholder or the Stockholder’s attorney or agent. Please note that by delivering a proxy to vote at the Annual Meeting, you are also granting a proxy voting in favor of any adjournments of the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. If you attend the meeting, you may vote in person, which will revoke any signed proxy you have already submitted. You may also revoke your proxy at any time before the meeting by notifying us in writing.

      If you intend to attend the Annual Meeting in person, kindly notify the Secretary of the Company in writing at the address set forth below under “Introduction — Solicitation of Proxies.” Failure to notify the Secretary will not disqualify you from attending the Annual Meeting in person.

      The Company must receive your proxy card by 5:00 p.m., New York time, on Friday, May 7, 2004.

      A copy of the Company’s 2003 Annual Report to Stockholders is enclosed herewith.

By Order of the Global Board of Directors

NOAH J. HANFT
Secretary

Purchase, New York
March 26, 2004

      Your vote is very important. Please complete, sign, date and promptly return the enclosed proxy card in the envelope provided or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

i

MASTERCARD INCORPORATED
2000 Purchase Street
Purchase, New York 10577
March 26, 2004

PROXY STATEMENT

INTRODUCTION

      Voting Procedures. This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Global Board of Directors of MasterCard Incorporated (the “Company”) for use at the 2004 Annual Meeting of Stockholders of the Company to be held on Monday, May 10, 2004 at 9:00 a.m. (local time), or any adjournment thereof (the “Annual Meeting”). The Company expects to mail this Proxy Statement and the accompanying proxy card on or about March 26, 2004 to the holders of record as of the close of business on March 19, 2004 (the “Record Date”) of the Company’s class A redeemable and class B convertible common stock (the “Stockholders”).

      If a Stockholder attends the Annual Meeting in person or sends a representative to the meeting with a signed and notarized proxy, that Stockholder may vote or its representative may vote on its behalf. Stockholders unable to attend the Annual Meeting can ensure that their votes are cast at the meeting by signing and dating the enclosed proxy card and returning it in the envelope provided or by authorizing the individuals named on the proxy card to vote their shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. When a proxy card is returned properly signed and dated or a Stockholder’s vote is authorized by telephone or Internet, the vote of the Stockholder will be cast in accordance with the instructions on the proxy card or authorized by telephone or Internet. If a Stockholder does not return a signed proxy card, authorize its vote by telephone or Internet or attend the meeting in person or by representative and vote, no vote will be cast on behalf of that Stockholder. The enclosed proxy card indicates on its face the number of shares of class A redeemable common stock and class B convertible common stock registered in the name of each Stockholder at the close of business on March 19, 2004.

      Stockholders are urged to mark the box on the proxy card to indicate how their vote is to be cast. If a Stockholder returns a signed proxy card but does not indicate on the proxy card how it wishes to vote on a proposal, the vote represented by the proxy card will be cast “FOR” such proposal.

      Pursuant to Section 212(c) of the Delaware General Corporation Law, Stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card. In order to vote over the Internet, visit the Company’s Internet voting website at http://proxy.georgeson.com and, when prompted, enter the “Company Number” and “Control Number” that have been assigned to you and indicated on your proxy card. By then following the instructions on your computer screen you will be able to complete the voting process.

      Any Stockholder who executes and returns a proxy card or authorizes its vote by telephone or by Internet may revoke the proxy at any time before it is voted by:

•	notifying in writing Noah J. Hanft, Secretary of MasterCard Incorporated, at 2000 Purchase Street, Purchase, New York 10577;

•	executing and returning a subsequent proxy;

•	subsequently authorizing the individuals named on its proxy card to vote its interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with its proxy card; or

•	appearing in person or by representative with a signed proxy and voting at the Annual Meeting.

      Attendance in person or by representative at the Annual Meeting will not in and of itself constitute revocation of a proxy. If you intend to attend the Annual Meeting in person, kindly notify the Secretary of the Company in writing at the address set forth below under “Introduction — Solicitation of Proxies.” Failure to notify the Secretary will not disqualify you from attending the Annual Meeting in person.

      General. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

      FOR the election of the nominees for director named below.

      In the event a Stockholder specifies a different choice on the proxy, that Stockholder’s shares will be voted in accordance with the specification so made.

      The Company’s 2003 Annual Report, which includes the Company’s Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission (the “SEC”), has been distributed to Stockholders in connection with this solicitation. A copy of the Company’s Form 10-K for the year ended December 31, 2003 also will be available through the Company’s website at http://www.mastercardintl.com. A copy of the Company’s Annual Report will be furnished upon request by writing to the Secretary of the Company at the address set forth below under “Introduction — Solicitation of Proxies.”

      Solicitation of Proxies. The Company will bear the costs of solicitation of proxies, including the cost of preparing, printing and mailing this proxy statement. In addition to the solicitation of proxies by use of the mail, proxies may be solicited from Stockholders by directors, officers, employees and agents of the Company in person or by telephone, facsimile or other appropriate means of communication. The Company has engaged Georgeson Shareholder Communications Inc. to solicit proxies on behalf of the Company. The anticipated cost of Georgeson Shareholder’s services is estimated to be approximately $30,000.00 plus reimbursement of reasonable out-of-pocket expenses. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of the Company in connection with the solicitation. Any questions or requests for assistance regarding this proxy statement and related proxy materials may be directed to:

           MasterCard Incorporated

           Office of the Corporate Secretary
           2000 Purchase Street
           Purchase, New York 10577
           Attention: Noah J. Hanft
           Telephone: (914) 249-2000
           Facsimile: (914) 249-4262

      or

           Georgeson Shareholder Communications Inc.

           17 State Street
           10th Floor
           New York, New York 10004
           Telephone: (212) 440-9800
           Facsimile: (212) 440-9009

      The Voting Stock. The Company has two classes of voting stock outstanding: class A redeemable common stock and class B convertible common stock (together, the “Common Stock”). As of the Record Date, 84,000,000 shares of class A redeemable common stock and 16,000,000 shares of class B convertible common stock were outstanding. With respect to each matter to be voted on at the Annual Meeting, the class A redeemable common stock and the class B convertible common stock vote together as a single class, and each share of Common Stock entitles the holder thereof to one vote. However, no single Stockholder, together with its affiliates, may exercise voting power in excess of 7% of the outstanding shares of capital stock entitled to be voted in any election of directors. A majority of the votes cast at the Annual Meeting is required for the election of directors.

      The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock outstanding and entitled to vote on the Record Date shall constitute a quorum.

      Stockholders Entitled to Vote. Only Stockholders of record on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

      To the knowledge of management, except as described below, no person beneficially owned more than five percent of any class of Common Stock as of the Record Date.

	Shares of Class A	Percent of Class A	Shares of Class B	Percent of Class B	Percent of Total
	Redeemable	Redeemable	Convertible	Convertible	Outstanding
	Common Stock	Common Stock	Common Stock	Common Stock	Common Stock
Name and Address of	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Beneficial Owner	Owned	Owned	Owned	Owned	Owned

Citigroup, Inc.(1)	5.07 million	6.0%	.97 million	6.0%	6.0%
399 Park Avenue New York, NY 10043
Chase Manhattan Bank USA, National Association	4.50 million	5.4%	.86 million	5.4%	5.4%
270 Park Avenue New York, NY 10017
EURO Kartensysteme GmbH	4.39 million	5.2%	.84 million	5.2%	5.2%
Solmsstrasse 6 60486 Frankfurt/Main Germany
Europay France S.A.	4.22 million	5.0%	.80 million	5.0%	5.0%
44, rue Cambronne 75740 Paris Cedex 15 France

(1)	Based on a Schedule 13G Information Statement filed on February 13, 2004, Citigroup, Inc. shares investment and voting power with respect to its Common Stock with Citicorp, Citigroup Holdings Company and Citibank, N.A., its subsidiaries. The Schedule 13G indicated that Citigroup, Inc., Citigroup Holdings Company, and Citicorp had shared voting and dispositive power with respect to 5,068,700 class A redeemable shares and 965,465 class B convertible shares. Citibank, N.A. had shared voting and dispositive power with respect to 4,577,876 class A redeemable shares and 871,976 class B convertible shares. Citigroup, Inc., Citicorp and Citibank, N.A. share the same address listed above. Citigroup Holdings Company’s address as indicated by the Schedule 13G is One Rodney Square, Wilmington, DE 19801.

      To the best of the Company’s knowledge, each beneficial owner listed above, except for Citigroup, Inc., has sole investment and sole voting power over the shares of Common Stock listed opposite its name. None of the directors or officers of the Company beneficially owns any of the voting power with respect to the shares of Common Stock to be voted at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS

      The bylaws of the Company provide that during the three-year transition period beginning July 1, 2002 (the “Transition Period”):

•	one-third of the members of the Company’s Global Board of Directors will be representatives of the Company’s European stockholders;

•	one-third of the members of the Company’s Global Board of Directors will be representatives of the Company’s U.S. stockholders;

•	the President and Chief Executive Officer of the Company will be a director; and

•	the remaining directors will be apportioned among the representatives of stockholders from the Company’s other regions in accordance with the percentage of Common Stock owned by the stockholders of those regions.

      After the Transition Period, the President and Chief Executive Officer will continue to be a director and all other directors will be apportioned among the representatives of stockholders from the Company’s regions according to each region’s respective share of the Company’s outstanding Common Stock.

      The bylaws of the Company also provide that no more than two representatives from any member of MasterCard International Incorporated (“MasterCard International”), including its affiliates and affiliate members, may serve on the Global Board of Directors. In addition, the Company’s certificate of incorporation provides that no more than one-third of the Global Board of Directors may be representatives of stockholders from a single region.

      Nomination of Directors. The Company is a private share corporation whose stockholders are financial and other institutions that are principal members of MasterCard International, a Delaware non-stock corporation and the Company’s principal operating subsidiary. Pursuant to the Company’s bylaws, the Company’s directors must be selected from officers of member institutions of MasterCard International or must be individuals who are uniquely qualified to provide guidance as to the Company’s affairs, subject to certain limitations described in the bylaws. No director may serve on the Company’s Global Board of Directors if such director is also a director, officer, employee or consultant of any institution that is represented on the global board of directors or U.S. regional board of directors of a competitor of the Company. These bylaw requirements constitute the minimum qualifications that must be met by nominees to the Global Board of Directors. The Company’s directors are generally officers or representatives of the Company’s stockholders.

      Candidates for nomination to the Global Board of Directors are selected by the Nominating and Corporate Governance Committee (the “Committee”), based upon proposals made by each of the Company’s regional boards, which are composed of representatives of the Company’s stockholders, and upon consultation with the Company’s management (including the President and Chief Executive Officer). The Committee also considers director candidates recommended by individual stockholders. The Company has regional boards covering six geographical regions: United States, Canada, Europe, Asia/ Pacific, Latin America and the Caribbean, and South Asia, Middle East/ Africa. In making nominations, the bylaws of the Company require the Committee to seek, consistent with the qualifications required of directors described herein, to give the stockholders in each geographic region of the Company reasonable representation, taking into account, among other things, the number of shares of Common Stock owned by the stockholders in each region.

      The Committee also selects its own candidates for nomination to the Global Board of Directors. The President and Chief Executive Officer consults with the Committee and individual stockholders from time to time about candidates for nomination to the Global Board of Directors.

      In selecting nominees, the Committee typically considers the following factors, among others:

•	the experience and qualifications of the individual nominee, particularly in connection with the bankcard industry;

•	the seniority and decision-making authority of the nominee within his or her institution;

•	the region with which the nominee is associated;

•	whether the nominee is an officer of or otherwise represents a financial institution that is principally a card issuing or merchant acquiring member of MasterCard International;

•	the size of the financial institution of which the nominee is an officer or representative, the extent of such institution’s business with the Company (in terms of revenues, issuing volumes and/or acquiring volumes), and the degree of such institution’s relative dedication to the Company’s brands;

•	whether the financial institution of which the nominee is an officer or representative is of particular strategic importance to the Company;

•	the overall composition and diversity of the Global Board of Directors; and

•	the requirements of the Company’s bylaws described above.

      Because the size of stockholders and their dedication to the Company are important factors considered by the Committee, it is possible that a director associated with a stockholder whose business with the Company declines relative to others may not be proposed for reelection by the Committee. Similarly, officers of stockholders that make large and growing contributions to the Company’s revenues and transaction volumes are more likely to be considered for nomination to the Global Board of Directors. When considering the qualifications of a nominee, the Committee may take into account other factors such as strength of character, maturity of judgment, career specialization and the extent of international experience. The Committee also seeks individuals who may satisfy the definition of an “audit committee financial expert” under the rules of the SEC. For additional information on the nomination process, see the Company’s Corporate Governance Guidelines which are located on its website at http://www.mastercardintl.com.

      To nominate individuals for the 2005 Annual Meeting, stockholders may submit recommendations for nomination in writing to the Secretary of the Company at the address set forth above under “Introduction — Solicitation of Proxies” by the first deadline set forth herein for submitting proposals for the 2005 Annual Meeting. The Secretary will forward all bona fide recommendations received by such date to the Committee for its consideration. Stockholder recommendations should include: (i) a statement from the proposed nominee consenting to be named in the proxy statement and proxy card if selected and to serve on the Global Board of Directors if elected; (ii) a summary of the proposed nominee’s biographical data, including a description of the nominee’s qualifications under the guidelines described herein; (iii) a statement whether the proposed nominee has a material interest in any proceedings involving the Company; (iv) a description of the proposed nominee’s relationship with the stockholder, if any; and (v) information regarding whether the stockholder or the proposed nominee (or their affiliates) have any plans or proposals for the Company, including any plans or proposals to advance special interests not shared by the stockholders at large. The Committee may request such additional information from the nominee or the stockholder as it deems appropriate.

      At the 2004 Annual Meeting, 18 directors — six representatives of U.S. Stockholders, six representatives of European Stockholders, three representatives of Stockholders from the Asia/ Pacific region, one representative of Canadian Stockholders, one representative of Stockholders from the Latin America and Caribbean region, and the President and Chief Executive Officer of the Company — are to be elected, each to serve until the Annual Meeting in 2005 or until his successor is elected and qualified. The directors elected will also constitute the board of directors of MasterCard International pursuant to that company’s bylaws.

      The 18 nominees for director are William F. Aldinger, Silvio Barzi, Augusto M. Escalante, Richard D. Fairbank, Baldomero Falcones Jaquotot, Bernd M. Fieseler, Iwao Iijima, Donald H. Layton, Michel Lucas, Norman C. McLuskie, Robert W. Pearce, Michael T. Pratt, Robert W. Selander, Dato’ Tan Teong Hean, Jac Verhaegen, Lance L. Weaver, Robert B. Willumstad and Mark H. Wright.

      The 18 nominees receiving the greatest number of votes cast by the Stockholders will be elected as directors of the Company. Abstentions will be disregarded and will have no effect on the vote for directors.

Except as stated in the following sentence, the persons specified on the enclosed proxy card intend to vote for the nominees listed below, each of whom has consented to being named in this Proxy Statement and to serving if elected. In the event that any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person.

      The Global Board of Directors unanimously recommends a vote FOR all nominees.

      Nominees for Election to the Global Board of Directors. Each of the following nominees for election to the Global Board of Directors of the Company has been approved by the Committee following consultations by the Company’s management with the regional board for his respective region. Other than the President and Chief Executive Officer of the Company, all nominees for voting directors are officers of Stockholders of the Company.

      Each of the nominees is standing for re-election and has served on the Global Board of Directors since the Annual Meeting in May 2003, except for Messrs. Fieseler, Iijima, Lucas and Tan, who were elected by the Global Board of Directors to fill previous vacancies at a meeting held on March 18, 2004. Messrs. Fieseler and Lucas were each recommended for nomination by a stockholder, a non-management director and the President and Chief Executive Officer, as well as the Europe region board of the Company. Mr. Iijima was recommended for nomination by a stockholder, a non-management director and the President and Chief Executive Officer, as well as the Asia/ Pacific region board of the Company. Mr. Tan was recommended for nomination by a stockholder and the President and Chief Executive Officer, as well as the Asia/ Pacific region board of the Company. The Committee chose to nominate each such candidate.

U.S. Representatives

      William F. Aldinger, age 56, is Chairman and Chief Executive Officer of HSBC North American Holdings, Inc. HSBC acquired Household International in 2003. Mr. Aldinger has served on the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 1998. He is a former member of MasterCard’s U.S. region board. Mr. Aldinger joined Household International in 1994, and prior to that time served in various positions at Wells Fargo Bank, including Vice Chairman. Mr. Aldinger is a member of the boards of directors of Illinois Tool Works, Inc., Evanston Northwestern Healthcare and Chicago Urban League Business Advisory Council. He is a member of the combined boards of directors of Children’s Memorial Medical Center/ Children’s Memorial Hospital and the Children’s Memorial Foundation located in Chicago. Mr. Aldinger is also a member of the board of trustees of Northwestern University and the J.L. Kellogg Graduate School of Management.

      Richard D. Fairbank, age 53, is Chairman, Chief Executive Officer and President of Capital One Financial Corporation, a financial services company specializing in credit cards and other consumer lending products in the United States and internationally. He has served as Chairman of Capital One since Capital One was formed as a subsidiary of Signet Bank in 1994 and as Chief Executive Officer since Capital One’s initial public offering in 1995. Mr. Fairbank assumed the additional role of President of Capital One in April 2003. Mr. Fairbank was first elected to the Global Board of Directors in 2003 and has served on MasterCard’s U.S. region board since 1995. He has also served as Chairman of MasterCard’s U.S. region board since 2002. He is Chairman and Chief Executive Officer of Capital One Bank and Chairman of Capital One, F.S.B., two of Capital One’s primary lending subsidiaries.

      Donald H. Layton, age 53, is Vice Chairman of J.P. Morgan Chase & Co., a member of the three-person Office of the Chairman, and heads its retail and middle market business and its treasury and securities services business. He is a member of J.P. Morgan Chase’s Executive Committee and its Risk and Capital committees. Mr. Layton has been a member of the Global Board of Directors since October 2002. Prior to the merger of Chase with J.P. Morgan, Mr. Layton was Vice Chairman of Chase responsible for capital markets and trading activities. After the merger, Mr. Layton was Co-Chief Executive Officer of JPMorgan, the investment bank of J.P. Morgan Chase & Co. Mr. Layton became a Vice Chairman of Chemical Bank in 1995 and continued in that position at Chase upon the merger of Chemical Bank with Chase in 1996. Mr. Layton is currently a director of the Private Export Funding Corporation and the Foreign Policy Association and a member of the

MIT Visiting Committee for Economics and the International Monetary Fund’s Capital Markets Consultative Group.

      Lance L. Weaver, age 49, is Chief Administrative Officer of MBNA Corporation and Executive Vice Chairman of MBNA America Bank, N.A. Mr. Weaver has served on the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 1997, where he served as Chairman from 2001 to 2003. Before joining MBNA America Bank in 1991, Mr. Weaver held various management positions with Wells Fargo and Citicorp/ Citibank. He is a director of MBNA America Bank and MBNA Information Services. He also serves on the board of directors of the Christiana Care Corporation. He is a member of the Georgetown University Board of Directors and the Tower Hill School Board of Trustees.

      Robert B. Willumstad, age 58, is President and Chief Operating Officer of Citigroup. Mr. Willumstad served as Chairman and Chief Executive Officer of Citigroup’s Global Consumer Group from December 2000 to August 2003 and, as such, led all of Citigroup’s global consumer businesses including Credit Cards, Consumer Finance, and Retail Banking. Mr. Willumstad is Vice Chairman of the Global Board of Directors and has served on the Global Board of Directors and the MasterCard International board of directors since June 2002 and 1999, respectively. Mr. Willumstad was Chairman and CEO of Travelers Group Consumer Finance Services prior to the merger between Citicorp and Travelers Group in 1998. Mr. Willumstad joined Commercial Credit, now CitiFinancial, in 1987. Prior to joining Citigroup’s predecessor companies, Mr. Willumstad served in various positions with Chemical Bank for twenty years, last holding the position of President of Chemical Technologies Corporation. Mr. Willumstad also serves on the board of directors for the Financial Services Roundtable (FSR).

      Mark H. Wright, age 58, is President and Chief Executive Officer of USAA Federal Savings Bank and Vice Chairman of its board of directors. He also serves as Chairman of the Board of USAA Savings Bank. Mr. Wright joined USAA in 1993. Mr. Wright has been a member of the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1996. He is currently Chairman of the Audit Committee of the Global Board of Directors. He is also a member of MasterCard’s U.S. region board. Mr. Wright also serves on the board of the Alamo Bowl in San Antonio, Texas and the Southwest Foundation for Biomedical Research. He is a former member of the Fannie Mae National Council and past President of the Thrift Institutions Advisory Council (TIAC) of the Board of Governors of the Federal Reserve System in Washington, D.C.

Europe Representatives

      Silvio Barzi, age 56, is Deputy General Manager of Unicredito Italiano and founder and Chief Executive Officer of Clarima, a bank specializing in credit cards and consumer credit. Mr. Barzi was first elected to the Global Board of Directors in 2003 and serves on MasterCard’s Europe region board. Prior to joining Unicredito Italiano in 2000, Mr. Barzi was a Vice President at Booz Allen & Hamilton. From 1995 until 1998, he worked for the Credit Suisse-Winterthur Group, where he was responsible for the merger and integration of six Italian-based insurance companies. From 1981 to 1995, Mr. Barzi was a partner in the Italian office and a leader within the European Financial Institutions and Information Technology practices of McKinsey & Company. Mr. Barzi currently serves as a director at CartaSì, SinSys and Quercia Software.

      Baldomero Falcones Jaquotot, age 57, is Chairman of Europay España, S.A. and Chairman of the Global Board of Directors of the Company. He has been a member of the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1997, and is a member of MasterCard’s Europe region board. Mr. Falcones joined Banco Urquijo, a predecessor of Banco Santander Central Hispano, in 1979 and has served as Senior Executive Vice President and a member of the Executive Committee of Banco Santander Central Hispano for fifteen years. Mr. Falcones also serves as Chairman of Sociedad Española de Tarjetas Inteligentes and Santander Central Hispano, Seguros y Reaseguros, S.A. He is a director of Sistema 4B.

      Bernd M. Fieseler, age 44, is an Executive Member of the Board of Deutscher Sparkassen- und Giroverband and is responsible for operating strategy. Mr. Fieseler was elected as a director by the Global Board of Directors on March 18, 2004 to fill a vacancy. He also serves as Vice Chairman of MasterCard’s

Europe region board. Before joining Deutscher Sparkassen- und Giroverband, he served as Director for Information and Operations for CC-Bank and was a member of the Executive Board of CC-Holding from 1997 until 2001. From 1995 to 1997, Mr. Fieseler was Director and Head of Organisation of BHF — Bank. Mr Fieseler also serves as Chairman of the Board of EURO Kartensysteme Gmbh.

      Michel Lucas, age 64, is Chief Executive Officer of Confédération Nationale du Crédit Mutuel and Chairman and General Manager of Europay France S.A. Mr. Lucas was elected as a director by the Global Board of Directors on March 18, 2004 to fill a vacancy. He also serves as Vice Chairman of MasterCard’s Europe region board. Mr. Lucas joined Confédération Nationale du Crédit Mutuel in 1971 and has held various positions since that time in political, technical and development areas. He is also a General Manager of Caisse Centrale du Crédit Mutuel and Groupe de Crédit Mutuel Centre Est Europe, and Chairman and General Manager of the Assurances du Crédit Mutuel. Mr. Lucas also serves as Chairman of the Board of Crédit Industriel et Commercial and is a board member of Banque de Tunisie, Caisses Dejardins and Banque Transaltantique.

      Norman C. McLuskie, age 59, is Group Executive Director of the Royal Bank of Scotland Group and a director of the Royal Bank of Scotland Group plc, the Royal Bank of Scotland plc and National Westminister Bank plc. Mr. McLuskie has been a member of the Global Board of Directors since June 2002 and was first elected to the MasterCard International board of directors in 2000. He also serves on MasterCard’s Europe region board. Mr. McLuskie joined Royal Bank of Scotland in 1982. Following the acquisition of Natwest by the Royal Bank of Scotland in March 2000, he was appointed Chief Executive of Retail Direct, a division of the Royal Bank of Scotland Group encompassing its card and consumer finance businesses, among others. Mr. McLuskie’s other directorships include: Chairman of Retail Direct, Chairman of Royscot Financial Services Ltd., Chairman of RBS Cards Ltd., Chairman of Virgin Direct Personal Finance Ltd. and Deputy Chairman of Tesco Personal Finance. Mr. McLuskie is also a fellow of the Chartered Institute of Bankers in Scotland.

      Jac Verhaegen, age 63, is a member of the Executive Board of Rabobank. Mr. Verhaegen has been a member of the Global Board of Directors since June 2002 and serves on MasterCard’s Europe region board. He has held positions of increasing responsibility at Rabobank since joining that company in 1979. He served as Deputy General Manager of Retail Banking until 1984 when he was appointed General Manager of the System Development Department. From 1989 to 1993, he was General Manager of Operations for Rabobank International. From 1993 to 1998, Mr. Verhaegen served as General Manager of Payment Services. From 1998 to 2001, Mr. Verhaegen was a member of the Managing Board, Local Banks Division of Rabobank.

Asia/ Pacific Representatives

      Iwao Iijima, age 59, is Chairman of Orient Corporation. Mr. Iijima was elected as a director by the Global Board of Directors on March 18, 2004 to fill a vacancy. He also serves on MasterCard’s Asia/ Pacific region board. From 1998 until 2003, Mr. Iijima served as Executive Vice President of the Orient Corporation. Prior to joining the Orient Corporation, Mr. Iijima served as Board Managing Director of Dai-ichi Kangyo Bank (currently Mizuho Corporate Bank & Mizhuho Bank) from June 1997.

      Dato’ Tan Teong Hean, age 60, is Chief Executive Director of Southern Bank Berhad. Dato’ Tan was elected as a director by the Global Board of Directors on March 18, 2004 to fill a vacancy. He is Chairman of MasterCard’s Asia/ Pacific region board and has been a member of the Asia/ Pacific region board since July 1997. Dato’ Tan serves as a board member of the Asean Finance Corporation Limited and Asean Supreme Fund Limited and is a Global Counselor to the Conference Board. He is a Fellow of the Institute of Bankers Malaysia and the Malaysian Institute of Directors and serves on the boards of the Malaysian Institute of Economic Research and Cagamas Berhad (the National Mortgage Corporation Malaysia). He is also President of the Kuala Lumpur Angels Club.

      Michael T. Pratt, age 50, is Group Executive of Business & Consumer Banking, Westpac Banking Corporation and Chief Executive Officer of Bank of Melbourne. Mr. Pratt was first elected to the Global Board of Directors in 2003 and also serves on MasterCard’s Asia/ Pacific region board. He is responsible for all of Westpac’s consumer and business banking business in Australia and for all operations of the Bank of Melbourne. Prior to joining Westpac in 2002, Mr. Pratt served as Chief Executive Officer, Australian

Financial Services for National Australia Bank, where he was responsible for all retail operations in Australia. From 1998 to 2000, he served as Managing Director and Chief Executive Officer of Bank of New Zealand. He is a Fellow of the Australian Institute of Banking and Finance, a member of the Australian Institute of Directors, and a member of the Australian Institute of Management.

Canada Representative

      Robert W. Pearce, age 49, is President and Chief Executive Officer of the Personal and Commercial Client Group for Bank of Montreal, where he has worked for over twenty years. He has served on the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1999. He previously served as Executive Vice President of North American Electronic Banking Services for Bank of Montreal and was responsible for Bank of Montreal’s MasterCard Cardholder and Merchant Services lines of business, Debit Card business, and Electronic Banking.

Latin America and the Caribbean Representative

      Augusto M. Escalante, age 54, is Deputy President, Consumer Products and Marketing Areas, Banco Nacional de Mexico, S.A. Mr. Escalante has been a member of the Global Board of Directors since June 2002 and was elected to the MasterCard International board of directors in 2001 after having previously served on the board from April 1998 to March 1999. He is also member of MasterCard’s Latin America and Caribbean region board, for which he formerly served as Chairman. Mr. Escalante joined Banco Nacional de Mexico in 1991. At Banco Nacional de Mexico, Mr. Escalante is responsible for all consumer products, both deposit and credit, and all marketing and advertising for the Financial Group of Banco Nacional de Mexico. He was previously Deputy President, Bank Card and Electronic Services Area, and Deputy President, Consumer Loans Area of Banco Nacional de Mexico.

President and CEO

      Robert W. Selander, age 53, is President and Chief Executive Officer of the Company. Mr. Selander has served on the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1997. Prior to his election as President and Chief Executive Officer of MasterCard, Mr. Selander was an Executive Vice President and President of the MasterCard International Europe, Middle East/ Africa and Canada regions. Before joining MasterCard in 1994, Mr. Selander spent two decades with Citicorp/ Citibank, N.A. He currently serves as a director of Hartford Financial Services Group.

      Advisory Directors. In addition to the 18 directors who are being nominated for election to the Global Board of Directors, the Global Board has two non-voting advisory directors. The Company’s bylaws require that during the Transition Period the regional president of Europe serve as a non-voting advisory director of the Company. Mr. Hoch is currently the President of MasterCard’s Europe region. In addition, under the Company’s bylaws the Global Board of Directors may elect a Chairman Emeritus, which position automatically serves as a non-voting director of the Global Board of Directors. The Global Board of Directors has previously elected Mr. Boudreau to the position of Chairman Emeritus. Consequently, Messrs. Hoch and Boudreau are members of the Global Board of Directors pursuant to the Company’s bylaws but are not being nominated for election.

      Donald L. Boudreau, age 63, is Chairman Emeritus and a non-voting advisory director of the Company. Mr. Boudreau has served on the Global Board of Directors since June 2002 and the MasterCard International board of directors since 1997 and was the Chairman of the MasterCard International board of directors from April 1998 to March 2001. Mr. Boudreau is a retired Vice Chairman of The Chase Manhattan Corporation and The Chase Manhattan Bank, where he was a member of the Executive Committee. Mr. Boudreau served in a variety of positions during his 40 year career at Chase, and most recently was responsible for all of Chase’s consumer and middle market businesses. In this capacity, he actively supervised the chief financial officer and controller of Chase’s consumer businesses. Previously, Mr. Boudreau was at various times responsible for Chase’s international businesses, was Chief Administrative Officer of Chase’s corporate business, and was responsible for establishing and managing various risk management and compliance functions at Chase.

Earlier in his career, Mr. Boudreau served as chief financial officer of Chase’s consumer business. Mr. Boudreau is a member of the board of directors of the New York City Blood Center, and a member of the board of trustees of the New York Presbyterian Hospital and Pace University. He is chairman of the audit committee of New York Presbyterian Hospital System, Inc.

      Dr. Peter Hoch, age 63, is President of MasterCard’s Europe region. Dr. Hoch is a non-voting advisory director of the Company. He has served as a member of the Global Board of Directors since June 2002. Dr. Hoch was a Vice Chairman of Europay International from 1992 until 2000, and became Europay’s Chief Executive Officer in November 2000. From 1984 to 1999, Dr. Hoch was a member of the board of management of Hypo-Bank AG, responsible for information technology and payment systems, and a part of the branch network. He was responsible for managing the merger between Hypo-Bank and Bayerische Vereinsbank to form Hypo Vereinsbank, and served on the management board of Hypo Vereinsbank in 1998 and 1999. Dr. Hoch is currently a member of the board of directors of Giesecke & Devrient.

COMMITTEES OF THE GLOBAL BOARD OF DIRECTORS

      The Audit, Compensation and Nominating and Corporate Governance Committees of the Global Board of Directors are described below.

      Audit. The Audit Committee assists the Global Board of Directors in fulfilling its oversight responsibilities. Among other things, it reviews the activities, results and effectiveness of internal and external auditors, confirms the independence of the external auditors and recommends to the Global Board of Directors the appointment of the external auditors. The Audit Committee also reviews the Company’s key risks and controls and its quarterly and annual financial statements. The Audit Committee operates under a written charter, a copy of which is attached hereto as Appendix A. The members of the Audit Committee are Messrs. Wright (Chairman), Falcones, Boudreau, Layton, McLuskie and Pearce. The Audit Committee held seven meetings during 2003. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies.

      In 2003 the Global Board of Directors, acting upon the recommendation of the Audit Committee, determined that Mr. Boudreau’s experience and qualifications satisfied the definition of “audit committee financial expert” under the SEC rules. Mr. Boudreau is a non-voting advisory director of the Company. As described more fully below, the Global Board of Directors has not determined Mr. Boudreau to be independent under the rules of the New York Stock Exchange, the American Stock Exchange or NASDAQ.

      Compensation. The Compensation Committee establishes the compensation policies and criteria of the President and Chief Executive Officer and other executive officers of the Company. The members of the Compensation Committee are Messrs. Falcones, Aldinger, Boudreau, Pearce and Weaver. The Compensation Committee held four meetings and acted by written consent twice during 2003.

      Nominating and Corporate Governance. The Nominating and Corporate Governance Committee considers and nominates individuals to serve as directors of the Company, taking into account proposals made by each regional board of the Company, and performs the other functions set forth in its charter, which is available to Stockholders through our website at http://www.mastercardintl.com. The members of the Nominating and Corporate Governance Committee are Messrs. Falcones (Chairman), Boudreau, Weaver and Willumstad. Additional directors are expected to be appointed to the Nominating and Corporate Governance Committee following the 2004 Annual Meeting. The Nominating and Corporate Governance Committee held six meetings during 2003 and acted by written consent once.

      The Common Stock is not listed on any securities exchange or quoted on any dealer quotation system. Accordingly, neither the Global Board of Directors nor any Committee thereof is required to be comprised of a majority of (or in the case of Committees, composed exclusively of) independent directors, as defined in the SEC rules or the rules of the New York Stock Exchange, the American Stock Exchange or NASDAQ. The Global Board of Directors has not determined whether any directors of the Company are independent under these rules. Under the Company’s bylaws, voting directors other than the President and Chief Executive Officer are representatives of the Company’s stockholders, and generally serve as senior officers of these institutions. In turn, the Company’s stockholders are principal members of MasterCard International and, in this capacity, constitute the Company’s principal customers. Because the Company’s private share structure, as embodied in its bylaws, provides for extensive representation of the Company’s customers on the Global Board of Directors, the Company has not considered it appropriate to apply the independence standards applicable to public listed companies to its Global Board of Directors. Accordingly, Stockholders should not consider the Company’s directors (including directors serving on the Audit and Nominating and Corporate Governance Committees) to be independent under the rules of the New York Stock Exchange, the American Stock Exchange or NASDAQ.

ATTENDANCE AT MEETINGS

      Attendance at Meetings by Directors. The Global Board of Directors held six meetings during 2003. During 2003, each director, except for Mr. Pratt, attended 75 percent or more of the aggregate of (a) the total number of meetings of the Global Board held during the period when he was a director and (b) the total number of meetings held by all Committees of the Global Board on which he served during the period when he was a director. The number of meetings held by each Committee during 2003 is set forth above.

      Executive Sessions. The Global Board of Directors holds regularly scheduled meetings in executive session without management present. The non-executive Chairman of the Global Board of Directors ordinarily presides at such sessions.

      Attendance at Annual Meetings. Historically, stockholders have participated in the Annual Meetings of the Company solely by proxy, and have not attended in person. For this reason, the Global Board of Directors has not established a policy encouraging directors to attend Annual Meetings. One member of the Global Board of Directors attended the 2003 Annual Meeting, although there were no stockholders present in person at that meeting.

STOCKHOLDER COMMUNICATIONS WITH THE GLOBAL BOARD OF DIRECTORS

      Stockholders and other third parties may send confidential communications directly to the Global Board of Directors by providing such communications in writing to the Secretary of the Company at the address set forth above under “Introduction — Solicitation of Proxies.” The Secretary, who is also the General Counsel of the Company, is responsible for keeping a docket of all communications received from stockholders of the Company and other third parties summarizing the nature of each communication. The docket must be disclosed to the Global Board of Directors at its next regularly scheduled meeting. Communications regarding accounting, internal accounting controls and auditing matters, including violations of the Company’s Supplemental Code of Ethics, are transmitted by the Secretary to the Audit Committee in accordance with the Company’s Whistleblower Procedures. The Company’s Whistleblower Procedures can be found on its website at http://www.mastercardintl.com. Communications (or a reasonable summary thereof) regarding director nominations and corporate governance matters are transmitted by the Secretary to the Nominating and Corporate Governance Committee. All other communications (or a reasonable summary thereof) are transmitted by the Secretary to the Audit Committee, which determines which communications are to be transmitted to the Global Board of Directors or to another Committee of the Global Board. If warranted, the Global Board of Directors or any of its Committees may take appropriate action in connection with a stockholder or third party communication.

EXECUTIVE OFFICERS OF THE COMPANY

      Biographies of the current executive officers of the Company (the “Executive Officers”) are set forth below, excluding Mr. Selander’s biography, which is included above. Each Executive Officer serves at the discretion of Mr. Selander or the Global Board of Directors.

      Noah J. Hanft, age 51, is General Counsel and Secretary of the Company and a member of the Executive Management Group. Mr. Hanft has served in various increasingly senior legal positions at the Company since

1984, except for 1990 to 1993, when Mr. Hanft was Senior Vice President and Assistant General Counsel at AT&T Universal Card Services. Prior to joining MasterCard, Mr. Hanft was associated with the intellectual property law firm of Ladas & Parry in New York.

      Alan J. Heuer, age 62, is Chief Operating Officer of the Company and a member of the Executive Management Group. Mr. Heuer is responsible for the Company’s Customer Group, which encompasses member relations, global marketing and consulting/cardholder services functions, as well as the Company’s regional activities. Mr. Heuer joined MasterCard International in 1995. Prior to that time, Mr. Heuer served as Executive Vice President, Retail Banking, for the Bank of New York.

      Jerry McElhatton, age 65, is Senior Executive Vice President of the Company and a member of the Executive Management Group. Mr. McElhatton is responsible for the Company’s Global Technology and Operations group, which includes the O’Fallon, Missouri transaction processing facility. Before joining MasterCard International in 1994, Mr. McElhatton was President and Chief Executive Officer of Dallas-based Payment Systems Technology & Consulting, Inc. Mr. McElhatton currently serves on the board of directors of Ignite Sales, Inc. and Mascon, a development firm based in India; the board of directors of the Regional Commerce and Growth Association in St. Louis; the National Council for the Olin School of Business of Washington University in St. Louis; and the boards of directors of Rainbow Village in St. Louis and the United Way (St. Louis).

      Chris A. McWilton, age 45, is Chief Financial Officer of the Company and a member of the Executive Management Group. Prior to Mr. McWilton’s appointment as Chief Financial Officer in October 2003, he served as Senior Vice President and Controller of the Company. Prior to joining the Company in January 2003, Mr. McWilton was a partner at KPMG LLP, an international accounting and tax firm where he specialized in financial and SEC reporting matters. Mr. McWilton joined KPMG LLP in 1980 and was elected to the partnership in 1992. He is a certified public accountant.

      Michael W. Michl, age 58, is Chief Administrative Officer of the Company and a member of the Executive Management Group. Mr. Michl is responsible for the Company’s Central Resources unit, encompassing the communications, global human resources, corporate services and audit functions. Mr. Michl joined MasterCard International in 1998 from Avon Products, where he was Vice President of Human Resources.

      Christopher D. Thom, age 55, is Senior Executive Vice President of the Company and a member of the Executive Management Group. Mr. Thom is responsible for the Company’s Global Development Group, which manages franchise management and program development functions at the Company, as well as the Company’s initiatives in the areas of electronic commerce, mobile commerce and chip-based smart cards. Prior to joining MasterCard International in 1995, Mr. Thom served in a variety of positions at HSBC Group in the United Kingdom, including as general manager, Strategic Development and general manager, Retail. In the latter position, Mr. Thom was responsible for the core banking services and products delivered through HSBC’s branch network, as well as HSBC’s card service, private banking and other businesses.

      The Company has adopted a Supplemental Code of Ethics which applies to the President and Chief Executive Officer, the Chief Financial Officer and other senior officers of the Company. The Supplemental Code of Ethics can be found on the Company’s website at http://www.mastercardintl.com.

EXECUTIVE COMPENSATION

Summary Compensation

      The following table shows the before-tax compensation for the President and Chief Executive Officer and the four next highest paid executive officers (the “Named Executive Officers”) of the Company in respect of the year ended December 31, 2003.

					Long-term
		Annual Compensation			Compensation

Name and				Other Annual	LTIP	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)	Payouts(2)	Compensation(3)

Robert W. Selander	2003	$800,000	$1,900,000	$224,231	$4,899,490	$1,399,973
President & CEO	2002	$800,000	$3,100,000	$215,342	$3,986,500	$1,779,330
	2001	$783,333	$2,500,000	$205,499	$3,479,000	$451,447
Alan J. Heuer	2003	$650,000	$600,000	$144,187	$4,556,100	$1,699,461
Senior Executive VP	2002	$643,750	$1,150,000	$148,431	$2,989,000	$221,018
	2001	$575,000	$900,000	$153,971	$2,380,000	$201,341
Jerry McElhatton	2003	$625,000	$525,000	$119,190	$3,521,310	$1,532,020
Senior Executive VP	2002	$620,833	$900,000	$130,646	$2,292,500	$766,720
	2001	$575,000	$825,000	$149,047	$2,047,500	$395,586
Christopher D. Thom	2003	$575,000	$500,000	$100,940	$2,534,300	$564,186
Senior Executive VP	2002	$568,750	$700,000	$104,034	$2,166,500	$608,432
	2001	$500,000	$700,000	$113,747	$2,072,000	$196,316
Michael Michl	2003	$375,000	$300,000	$65,699	$1,023,100	$306,716
Executive VP	2002	$371,250	$450,000	$70,029	$1,144,500	$290,697
	2001	$330,000	$425,000	$114,948	$546,000	$262,311

(1)	Amounts principally represent reimbursement for tax obligations in connection with non-qualified retirement benefits.

(2)	Includes payments under the Executive Incentive Plan as follows: 20% of the award earned for the 1999-2001 performance period; 80% of the award earned for the 2001-2003 performance period; and for Messrs. Heuer and McElhatton, 100% of a special one-time award earned for the 2001-2003 performance period.

(3)	Includes for fiscal 2003, a special bonus for services related to the Europay conversion and integration (Mr. Selander — $333,333; Mr. Thom — $100,000); payouts under the Company’s discontinued Value Appreciation Plan related to exercise of vested rights tied to value appreciation of a portfolio of member bank stocks (Mr. Selander — $688,053; Mr. Heuer — $1,459,385; Mr. McElhatton — $1,316,257); matching contributions under the Company’s Shared Profit and Savings Plan (Mr. Selander — $12,000; Mr. Heuer — $12,000; Mr. McElhatton — $12,000; Mr. Thom — $12,000; Mr. Michl — $12,000); profit sharing contributions under the Company’s Shared Profit and Savings Plan (Mr. Selander — $14,000; Mr. Heuer — $14,000; Mr. McElhatton — $14,000; Mr. Thom — $14,000; Mr. Michl — $14,000); Company contributions to both a non-qualified defined benefit and defined contribution plan — Annuity Bonus Plan (Mr. Selander — $259,787; Mr. Heuer — $165,956; Mr. McElhatton — $141,239; Mr. Thom — $109,843; Mr. Michl — $56,584); the dollar value of the benefit of premiums paid for a split-dollar life insurance policy projected on an actuarial basis (Mr. Thom — $282,111; Mr. Michl — $177,204); the full amount of all premiums paid by the Company for Executive Life Insurance coverage (Mr. Selander — $36,800; Mr. Heuer — $3,120; Mr. McElhatton — $3,524; Mr. Thom — $1,232; Mr. Michl — $1,928); balance represents payments made to the Named Executive Officers in lieu of perquisites.

Long-Term Incentive Plan-Awards In Fiscal Year 2003(1)

      The following table lists grants of performance units in 2003 to the Named Executive Officers:

			Estimated Future Payouts Under Non-Stock
	Number of		Price-Based Units
	Units	Performance or Other Period
Name	Awarded	Until Maturation	Threshold($)	Target($)	Maximum($)

Robert W. Selander	41,000	1/1/2003–12/31/2005	$2,050,000	$4,100,000	$8,200,000
President and CEO
Alan J. Heuer	24,500	1/1/2003–12/31/2005	$1,225,000	$2,450,000	$4,900,000
Senior Executive VP
Jerry McElhatton	18,500	1/1/2003–12/31/2005	$925,000	$1,850,000	$3,700,000
Senior Executive VP
Christopher D. Thom	17,250	1/1/2003–12/31/2005	$862,500	$1,725,000	$3,450,000
Senior Executive VP
Michael Michl	8,500	1/1/2003–12/31/2005	$425,000	$850,000	$1,700,000
Executive VP

(1)	The performance units were granted under the Company’s Executive Incentive Plan. Each performance unit has a target value equal to $100. The actual value of each unit will be calculated based on the Company’s performance over a three-year period based on a combination of qualitative and quantitative measures that include: improving profitable share with key members in key markets; improving customer focused strategy; achieving corporate financial targets and enhancing organizational capabilities. Each unit will be valued at target ($100) if, on a weighted-average basis, target performance is achieved for all of the performance measures. Each unit will be valued at threshold ($50) if, on a weighted-average basis, threshold performance is achieved. Each unit will be valued at maximum ($200) if, on a weighted-average basis, superior performance is achieved. The units will have no value if performance is below threshold. Determinations as to the achievement of performance levels shall be made by the Compensation Committee in its sole discretion. The Compensation Committee will determine the unit value based on interpolation in the event that performance between threshold and target or target and superior is achieved. The values above are meant to be a framework and not an absolute, and beginning with awards granted effective on or after January 1, 2004, the Compensation Committee may make negative adjustments to the unit value of any of the performance units awarded to reflect additional or amended performance measures or criteria or the impact of a significant event, occurrence, or charge to earnings.

      The performance units described in the preceding table vest in annual increments according to the following schedule if the participant completes 1,000 hours of service and is employed by the Company on the last day of the respective twelve-month cycle:

% of Performance
Twelve-Month Cycle Ending on the Following Anniversary of the Date of Grant	Units Vested

1st Anniversary	26 2/3%
2nd Anniversary	26 2/3%
3rd Anniversary	26 2/3%
4th Anniversary	0%
5th Anniversary	20%

      Upon completion of the three-year performance period, participants will receive a payout equal to 80% of the award earned. The remaining 20% of the award will be paid upon completion of two additional years of service, (i.e., five years of service in total). Special provisions apply upon certain terminations of employment.

Retirement Benefits

     MasterCard Accumulation Plan (MAP)

      Employees who participate in the MAP earn benefits under the MAP as soon as they become an employee of MasterCard. Benefits generally vest after four years of service. For each plan year after January 1, 2000, participants are credited with a percentage of their compensation for the plan year in accordance with the table below:

Pay Credit
for Current
Completed Years of Service at December 31 of Prior Plan Year	Plan Year

0 – 4	4.50%
5 – 9	5.75%
10 – 14	8.00%
15 – 19	10.00%
20 – 29	12.00%

      Eligible employees age 50 or older on or prior to December 31, 2000 are eligible for the greater of the pay credit schedule referenced above or the following pay credit schedule:

Minimum
Pay Credit
for Current
Age on Birthday in Current Plan Year	Plan Year

50 – 54	9.00%
55 – 59	12.00%
60+	14.00%

      Compensation is defined as base pay plus annual incentive compensation. These accounts also receive investment credits based on the yield on 30-Year Treasury securities. When a participant terminates employment, the vested amount credited to the participant’s account is paid in a lump sum or converted into an annuity.

Supplemental Retirement Benefits

      Supplemental retirement benefits are provided to all Named Executive Officers and certain other participants under various funded and unfunded nonqualified plans. Benefits are provided to certain employees whose benefits are limited by compensation or amount under applicable federal tax laws and regulations. Designated employees, including all Named Executive Officers, may also receive an annual benefit at retirement (“SERP”) equal to a designated percentage of their final average base compensation reduced by the amount of all benefits received under the MAP, nonqualified arrangements and social security benefits.

Annuity Bonus Plan

      The Annuity Bonus Plan is a non-qualified, after-tax savings plan designed to provide employees with benefits and contributions to the extent amounts under MasterCard’s qualified plans are capped by IRS limitations. Each year, MasterCard pays participants a bonus distributed in the form of a premium payment to a tax-deferred annuity contract. Annual contributions and reimbursement for tax obligations in connection with the plan are reported and separately reflected in the Summary Compensation Table for each of the Named Executive Officers.

Estimated Annual Retirement Benefits Payable to Certain Executive Officers

      The following table shows the estimated annual retirement benefits, including supplemental retirement benefits, if any, under the plans applicable to the individuals, which would be payable to each Named

Executive Officer assuming retirement at age 65 at his year-end 2003 base salary with payments made for the life of each participant:

	Year of 65th	Estimated Annual
Name	Birthday	Benefit(1)

Robert W. Selander	2015	$65,000
Alan J. Heuer	2006	$223,000	(2)
Jerry McElhatton	2004	$229,000	(2)
Christopher D. Thom	2013	$56,000
Michael Michl	2010	$88,000	(2)

(1)	Assumes MAP account balances increase with interest credits of 5.25% per year.

(2)	Amount will be reduced by Social Security benefits.

MasterCard Shared Profit and Savings Plan

      Most Company employees are eligible to participate in the savings (401(k)) component of the plan. Employees who participate in the plan may contribute from 2% to 6% of base pay on a tax-deferred basis or after-tax basis. Employees may also contribute supplemental tax-deferred and after-tax amounts from 1% to 5%. Internal Revenue Service limits apply to all tax-deferred contributions. Employees who earn $90,000 or less in base pay can contribute from 2% to 25% of their base pay to the plan, subject to the Internal Revenue Service limits, on a tax-deferred and/or after-tax basis.

      Effective January 1, 2003, the Company reduced the match on employee contributions up to 6% of base pay from 217% to 100%. Employees must contribute to the savings (401(k)) component of the plan to receive matching contributions. Matching contributions are 100% vested after 4 years of service under a graded vesting schedule. Loans and certain types of withdrawals are permitted.

      In addition, effective January 1, 2003, the Company established an opportunity for participants to receive a profit-sharing contribution in the range of 0-10% of base pay. The target contribution is 7%, and the 2003 contribution was 7%.

Employment Agreements and Change-in-Control Agreements

Employment Agreements

      The Company is party to an employment agreement with each of the Named Executive Officers.

Mr. Selander

      Under the terms of Mr. Selander’s employment agreement, Mr. Selander’s employment will automatically terminate if he: (i) retires; (ii) dies; or (iii) becomes disabled. In addition, both he and the Company can terminate the agreement for any reason upon 90 days’ prior written notice. During the employment term, Mr. Selander is eligible to participate in the Company’s total rewards plans and arrangements on a level commensurate with his position. The agreement provides that if Mr. Selander’s employment is terminated either by the Company other than for cause or by him for certain specified reasons, in addition to any earned, but unpaid base salary and vested entitlements under any Company plans, he would be entitled to:

•	A pro rata portion of his target bonus;

•	Severance pay in the form of base salary continuation and his average annual incentive bonus, received over the prior three years, for a period of 36 months, subject to recalculation to be payable over the period until he is eligible to retire (without any increase in the amount payable);

•	Continued participation in the Company’s health, life insurance and disability plans and Company payment of COBRA premiums;

•	Immediate SERP vesting and an additional SERP benefit equal to the amount of benefits he would have accrued under any Company tax-qualified pension and savings plans until he is eligible to retire;

•	Continued vesting of any long-term incentive awards; and

•	Outplacement assistance.

      For terminations by reason of death or disability, Mr. Selander would be entitled to his target annual bonus (pro rated in the case of disability).

      Mr. Selander would be subject to non-competition and non-solicitation covenants for a minimum period of 12 months, up to the full length of the severance period.

Messrs. Heuer, McElhatton, Thom and Michl

      Under the terms of Messrs. Heuer’s, McElhatton’s, Thom’s and Michl’s agreements, the applicable executive’s employment will automatically terminate if he: (i) dies; or (ii) becomes disabled. In addition, both the executive and the Company can terminate the agreement for any reason upon 90 days’ prior written notice. During the employment term, the executive is eligible to participate in the Company’s total rewards plans and arrangements on a level commensurate with his position. The agreement provides that if the executive’s employment is terminated prior to retirement (March 31, 2005 for Mr. McElhatton and age 65 for Messrs. Heuer, Thom and Michl) either by the Company other than for cause or by the applicable executive for certain specified reasons, in addition to any earned, but unpaid base salary and vested entitlements under any Company plans, the applicable executives would be entitled to:

•	A pro rata portion of his target bonus;

•	Severance pay in the form of base salary continuation and his average annual incentive bonus, received over the prior two years, for a period (through March 31, 2005 for Mr. McElhatton and 24 months for Messrs. Heuer, Thom and Michl), subject, in Messrs. Heuer’s, Thom’s and Michl’s cases, to recalculation to be payable over the period until the applicable executive is eligible to retire (without any increase in the amount payable);

•	Continued participation in the Company’s health, life insurance and disability plans and Company payment of COBRA premiums;

•	Immediate SERP vesting;

•	Immediate vesting of any special awards grants and continued vesting of any other long-term incentive awards; and

•	Relocation assistance for Mr. McElhatton and Mr. Thom.

      For terminations by reason of death, disability or retirement, and voluntary terminations, the executive would be entitled to unpaid base salary, vested entitlements under any Company plans, a pro rata portion of his target bonus, and relocation assistance.

      The executive would be subject to non-competition and non-solicitation covenants for a minimum period of 12 months, up to the full length of the severance period.

Change-in-Control Agreements

      The Company has approved a Change-in-Control Agreement (“CIC Agreement”) for certain of its executive officers, including all of the Named Executive Officers. Under the CIC Agreement, if an executive officer’s employment is terminated without “cause” or for “good reason” (as defined in the CIC Agreement) during the six-month period preceding or the two-year period following a “change in control” of the Company, the executive will be entitled to the following:

•	A severance payment equal to two times the average base salary and bonus (three times in the case of the President and Chief Executive Officer), payable through March 31, 2005 for Mr. McElhatton and over a 24-month period for Messrs. Heuer, Thom and Michl (36 months in the case of the President and Chief Executive Officer), subject to recalculation to be payable over the period until the executive is eligible to retire (without any increase in the amount payable);

•	Continued coverage under the executive’s individual long-term disability plan for the applicable period referenced above;

•	Continued coverage in the medical, dental, hospitalization and vision care plans for up to 18 months;

•	Accelerated vesting of performance units including special grants awarded prior to the change-in-control under the Executive Incentive Plan, with payout at 125% of target;

•	Accelerated vesting of special grants awarded pursuant to the Executive Incentive Plan, nonqualified retirement and deferred compensation benefits;

•	Lump sum payment equal to the value of unvested qualified plan benefits;

•	Outplacement assistance; and

•	An excise tax gross-up for any taxes incurred as a result of Section 4999 of the Internal Revenue Code.

      The executive would be subject to a covenant not to compete and not to solicit employees for the period through March 31, 2005 for Mr. McElhatton and for up to 24 months for Messrs. Heuer, Thom and Michl (36 months in the case of the President and Chief Executive Officer).

Compensation of Directors

      In the year ended December 31, 2003, directors who were not employees of the Company were paid an annual retainer of $35,000. The Chairman of the Global Board of Directors received an annual retainer of $40,000. Non-employee directors also received an annual retainer of $5,000 for serving as a chairperson of a standing committee; a $1,500 meeting fee for attendance at board meetings; a $1,000 meeting fee for attendance at committee meetings and a $500 meeting fee for telephonic meetings. In addition, customary expenses for attending board and committee meetings were reimbursed.

      Under the MasterCard Deferral Plan, up to 100% of non-employee director’s meeting fees and annual retainer may be deferred and invested among several investment return options. In general, deferred amounts are not paid until after the director retires from the board. The amounts are then paid, at the director’s option, either in a lump sum or in five or ten annual installments.

      Effective January 1, 2004, non-employee directors will receive an annual retainer of $45,000 and the Chairman of the Global Board of Directors will receive $50,000.

Compensation Committee Interlocks and Insider Participation

      None of the members of the Compensation Committee has ever served as an officer or employee of the Company. Mr. Boudreau is a former executive officer of Chase Manhattan Bank USA, N.A, one of the Company’s 5% stockholders with which it has a business relationship more fully described below under “Certain Relationships and Related Transactions.” All members of the Compensation Committee are officers or former officers of stockholders of the Company, which are principal members of MasterCard International and significant customers of the Company.

Performance Graph

      The following stock performance graph (the “Performance Graph”) compares the cumulative total stockholder return of the Common Stock, the S&P 500 Index and the S&P Financial Index for the period beginning on March 31, 2003 and ending on December 31, 2003. The Performance Graph assumes a $100 investment in the Common Stock and each of the indices and the reinvestment of dividends. Because the Common Stock is not listed on any securities exchange or quoted on any dealer quotation system, the price of the Common Stock represents its book value at the periods indicated in the Performance Graph.

CUMULATIVE TOTAL RETURN

March 31, 2003 to December 31, 2003

	March 31	December 31

MasterCard	100	116.6
S&P Financial Index	100	135.6
S&P 500 Index	100	131.1

REPORT OF COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Committee’s Responsibilities

      The Compensation Committee is responsible for setting and administering the policies that govern executive compensation and benefits. The Compensation Committee is comprised of five members of the Global Board of Directors, each of whom is an outside director, as defined under Section 162(m) of the tax code.

      The Compensation Committee regularly reviews the Company’s executive compensation policies and practices and will continue to do so in response to new rules and evolving best practices. The Compensation Committee has retained its own outside compensation consultant to provide advice and assistance. During 2003, the Compensation Committee met four times and held at least one executive session, without management present, at each meeting.

      More information about the Compensation Committee can be found above under “Committees of the Global Board of Directors — Compensation” and the Compensation Committee’s charter is available on the Company’s website at http://www.mastercardintl.com.

      The purpose of this report is to summarize the philosophical principles, specific program elements and other factors considered by the Compensation Committee in making decisions about executive compensation.

Compensation Philosophy

      The Compensation Committee’s compensation decisions are based on the following core principles.

•	Executive officer goals should be linked with member, customer and shareholder interests. The Company’s compensation and reward systems serve as a tool for reinforcing the link between rewards and the achievement of business results consistent with the organization’s expected values and behaviors.

•	Pay should be performance-based. The Company provides a total compensation program consisting of fixed and variable pay, with an emphasis on variable pay to reward short- and long-term performance versus established goals and objectives.

•	Compensation opportunities must be competitive to attract and retain talented employees. Each year, the Compensation Committee assesses the competitiveness of total compensation levels for executives as more fully described below.

Program Elements

      The Company’s executive compensation program consists of base salary, annual incentive and long-term incentive compensation. The Compensation Committee’s philosophy generally is to target compensation levels to be between the median and 75th percentiles of the blended peer groups for the executive officers as described below. For purposes of establishing a competitive market for the named executives, the Company considers companies representative of the types of organizations from which it recruits and loses executive talent, e.g., a custom group of companies comprised of major financial services companies, comparable financial services companies and premier brand value companies, as well as, where appropriate, a broader group of financial services and general industry companies. The blended peer group is generally consistent with that used to measure performance as illustrated in the Performance Graph.

      Base Salary. Base salaries are generally positioned at the median of the competitive market. All salaried employees earning less than a predetermined amount are eligible for annual merit increases based primarily on fulfillment of their job responsibilities and position relative to market. Base salaries are held constant for senior level incumbents for at least three years, subject to market movement and/or changing job responsibilities.

      Annual Incentive. The Company provides its executives with an opportunity to earn cash incentive awards through the Annual Incentive Compensation Plan (“AICP”). The Company generally positions target annual incentive opportunities between the median and 75th percentiles of the competitive markets described previously based on actual performance against goals. Each Named Executive Officer’s target AICP opportunity is determined based on competitive market practices and internal equity considerations.

      The AICP is funded based on overall corporate performance (the corporate score could result in incentive pool funding ranging from 0% to 150% of target incentive pool). Funding is allocated to each division based on corporate and business unit/region performance. For the President and Chief Executive Officer, the funding is determined based 100% on the achievement of corporate goals. For the other Named Executive Officers, the funding is determined based 75% on the achievement of corporate goals and 25% on the achievement of business unit/regional performance. Actual awards are based on corporate, business unit/region and individual performance against goals.

      For fiscal year 2003, corporate performance was based on improvement of profitable market share, progress against customer-focused strategy, achievement of corporate financial targets and enhancing organizational capabilities. Business unit/region performance was based on the achievement of goals defined in each group’s annual business plan that were directly linked to corporate objectives. Based on the Company’s fiscal year 2003 performance, the AICP was funded below target. Business unit/region performance results varied — some business unit/region performance results were below target and others were above target, but below maximum.

      Long-Term Incentive. Executives participate in the Executive Incentive Plan (“EIP”), a performance unit plan tied to three-year corporate performance. Generally, units are awarded annually and target opportunities are positioned at the median of the competitive markets described above.

      For awards made in 2003 (covering the 2003-2005 performance period), the ultimate value of the units will be determined based upon the following measures: improving profitable share with key members in key markets; improving customer focused strategy; achieving corporate financial targets and enhancing organizational capabilities. See, “Executive Compensation — Long-Term Incentive Plan – Awards In Fiscal Year 2003” for a detailed description of the EIP and the number of units awarded in 2003.

      Based on the Company’s performance over the 2001-2003 performance period, performance units were valued between target and maximum levels.

CEO Compensation and Performance

      Mr. Selander’s fiscal year 2003 compensation consisted of base salary, an annual incentive award, a long-term incentive award and the second payment of a special award for services related to the conversion and integration of Europay awarded in 2002. The Compensation Committee determined the level for each of these elements using methods consistent with those used for other Named Executives, except that Mr. Selander did not have a target annual incentive.

      For 2003, Mr. Selander’s base salary remained constant. He received an AICP award of $1,900,000 based on performance against corporate goals. He also received a grant of 41,000 units under the EIP for the 2003-2005 performance period and a payout for the 2001-2003 performance period that reflected above target, but below maximum, performance. In addition, he received the second payment of a special award of $333,333 based on MasterCard’s sustained performance and progress to date on its post-integration of Europay objectives.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code requires that public companies meet specific criteria in order to deduct, for federal income tax purposes, compensation over $1 million paid to the Named Executive Officers. The Company is currently covered by the transition rules for newly public companies under Section 162(m) and will receive a deduction for all compensation paid to those executive officers in fiscal year 2003. When the transition period ends, the Compensation Committee intends to pay compensation that would be deductible. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent needed for the Company’s success. Consequently, in any year the Compensation Committee may authorize compensation in excess of

$1,000,000 that is not performance-based under Section 162(m). The Compensation Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

Compensation Committee:
William F. Aldinger
Donald L. Boudreau
Baldomero Falcones Jaquotot
Robert W. Pearce
Lance L. Weaver

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to an agreement, dated as of March 1, 1999, among MasterCard International and Citibank, N.A., including certain of its affiliates, Citibank, an affiliate of Citigroup Inc., has agreed, among other things, to increase, and then maintain, the overall percentage of payment cards issued by Citibank that are MasterCard-branded, in exchange for certain pricing terms. Citibank and certain of its affiliates are principal members of MasterCard International and own a portion of the United States franchisee of Mondex International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Citibank or its affiliates act as issuer or acquirer. In addition, Citibank uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $1.2 billion dollar credit facility is syndicated to Citibank, N.A., for which Citibank and its affiliates receive a fee; Citibank is the co-administrative agent of that facility and Citigroup Global Markets Inc., another affiliate of Citibank, is the lead arranger of that facility. Additional amounts are paid by the Company for these services. Another insurance affiliate of Citibank is a creditor of MasterCard International in connection with a portion of the $149 million lease financing for the Company’s O’Fallon, Missouri operations facility. In addition, Citibank and its affiliates receive fees from the Company for cash management, asset management and investment banking services. Citibank also acts as issuer of the Company’s corporate purchasing cards. In addition to the agreement described above, the Company enters into other agreements to provide financial and other incentives to Citibank, N.A. and certain of its affiliates or business partners in connection with payment programs issued by Citibank, including co-branded and affinity card programs, from time to time. For the full year ended 2003, net fees earned from Citibank and its affiliates were approximately $188 million. Robert B. Willumstad, a member of the Company’s Global Board of Directors, is President and Chief Operating Officer of Citigroup Inc. Another member of the Global Board, Augusto M. Escalante, is the Deputy President, Consumer Product and Marketing Areas, of Banco Nacional de Mexico, S.A., another Citibank, N.A. affiliate. Other representatives of Citibank, N.A. or its affiliates may sit on the Company’s regional boards or business committees from time to time. Citibank, N.A. and its affiliates own approximately 6.0% of the outstanding Common Stock on a combined basis.

      Pursuant to an agreement, dated as of July 1, 1999, between MasterCard International and The Chase Manhattan Bank (now Chase Manhattan Bank USA, N.A. (“Chase”)), Chase has agreed, among other things, to continue to increase, and then maintain, the annual percentage of payment cards issued by Chase that are MasterCard-branded, in exchange for certain pricing terms. Chase is a principal member of MasterCard International and owns a portion of the United States franchisee of Mondex International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Chase or its affiliates act as issuer or acquirer. In addition, Chase uses several of the Company’s fee-for-service products, including consulting services. A portion of the Company’s $1.2 billion dollar credit facility is syndicated to JPMorgan Chase Bank, an affiliate of Chase, for which JPMorgan Chase Bank receives a fee; JPMorgan Chase Bank is the co-administrative agent of that facility and JPMorgan Securities, Inc., another affiliate of Chase, is the co-arranger of that facility. Additional amounts are paid by the Company for these services. In addition, Chase and its affiliates receive amounts from the Company for cash management services. Chase acts as issuer of the Company’s corporate cards and provides a variety of banking services for the Company and for its employees pursuant to arrangements entered into with the Company. In addition to the agreement described above, the Company provides certain financial and other incentives to Chase or its business partners in connection with payment programs issued by Chase, including co-branded and affinity card programs. For the full year ended 2003, net fees earned from Chase and its affiliates were approximately $153 million. Donald H. Layton, a member of the Global Board of Directors, is Vice Chairman of J.P. Morgan Chase & Co., of which Chase is an affiliate, and Donald L. Boudreau, the Chairman Emeritus, is a former executive officer of Chase. Other representatives of Chase or its affiliates may sit on the Company’s regional boards or business committees from time to time. Chase owns approximately 5.4% of the outstanding Common Stock on a combined basis.

      Under the terms of a licensing agreement with MasterCard Europe, EURO Kartensysteme GmbH (“EKS”), a principal member of MasterCard International, has a principal license for certain MasterCard brands and payment products in Germany. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which EKS’s affiliate members act as issuers or acquirers. In connection with the Company’s conversion and integration in 2002, EKS has entered into agreements with the Company and its subsidiaries pursuant to which, among other things, EKS has assigned to the Company certain trademarks and domain names, trade names and other intellectual property rights, and the Company will provide support for marketing initiatives designed to migrate all uses by German members of the Eurocard-MasterCard brand on cards, acceptance decals, advertising and other materials to the MasterCard brand mark. For the full year ended 2003, fees earned by MasterCard Europe from EKS were approximately $73 million. Bernd Fieseler, a member of the Global Board of Directors, is Chairman of the Board of EKS. Representatives of EKS may sit on the Company’s regional boards or business committees from time to time. EKS owns approximately 5.2% of the outstanding Common Stock on a combined basis.

      Europay France S.A., a company formed by certain French financial institutions to promote MasterCard brands and payment products in France, is a principal member of MasterCard International. MasterCard International provides authorization, clearing and settlement services in connection with transactions for which Europay France’s affiliate members act as issuers or acquirers. For the full year ended 2003, fees earned by MasterCard Europe from Europay France, were approximately $22 million. Michel Lucas, a member of the Global Board of Directors, is Chairman and General Manager of Europay France. Other representatives of Europay France may sit on the Company’s regional boards or business committees from time to time. Europay France owns approximately 5.0% of the outstanding Common Stock on a combined basis.

      In fiscal year 2003, MasterCard International paid $3,179,985 to Innovative Staffing for certain personnel recruiting and contract staffing services. The Managing Director of Innovative Staffing is Andrew Jackson, who is the son-in-law of Jerry McElhatton, the Company’s Senior Executive Vice President for Global Technology Operations. The Company has been advised that a portion of Mr. Jackson’s compensation from Innovative Staffing in 2003 was related to the services that Innovative Staffing rendered to MasterCard International.

AUDITORS SERVICES AND FEES

      The Global Board of Directors has selected PricewaterhouseCoopers LLP, independent auditors, to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2004. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The Audit Committee and the Company have adopted policies and procedures pertaining to the provision by the Company’s independent auditor of any audit or non-audit services. The policies and procedures specifically require Audit Committee pre-approval of all audit and non-audit services. In addition, proposed services of the independent auditor materially exceeding any pre-approved project scope, terms and conditions, or cost levels require specific pre-approval by the Audit Committee. The Audit Committee has also delegated power to the Chairman of the Audit Committee to pre-approve in certain circumstances any engagements or changes in engagements by the independent auditor for audit or non-audit services. The Company paid no fees to its independent auditor in fiscal year 2003 in connection with engagements that were not pre-approved by the Audit Committee or the Audit Committee Chairman. To help ensure the independence of the Company’s independent auditor, the Company has also adopted policies and procedures relating to, among other things, the engagement of the independent auditor and the hiring of employees of the independent auditor.

      Set forth below are the audit and non-audit fees billed by PricewaterhouseCoopers LLP for fiscal year 2003 and fiscal year 2002.

      Audit Fees. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for the audit of the Company’s annual statement and review of the Company’s quarterly financial statements were $2,040,990 for fiscal year 2003 and $1,975,320 for fiscal year 2002.

      Audit-Related Fees. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for assurance and related services related to the audit (but not included in the audit fees set forth above) were

$477,500 for fiscal year 2003 and $609,050 for fiscal year 2002. The assurance and related services included information technology attestations (e.g. SAS 70), employee benefit plan audits, Sarbanes-Oxley compliance preparation and related out of pocket expenses.

      Tax Fees. The aggregate fees billed to the Company by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning services were $874,390 for fiscal year 2003 and $1,736,920 for fiscal year 2002. These tax services consisted of tax preparation and examination support, tax accounting advice, tax planning and other value-added tax services.

      All Other Fees. All other fees billed by PricewaterhouseCoopers LLP were $235,690 for fiscal year 2003 and $1,436,820 for fiscal year 2002. These other fees represent fees for regulatory research, access to PricewaterhouseCoopers LLP’s accounting research and reference system and certain discrete projects.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Company’s Global Board of Directors is composed of six directors and operates under a written charter adopted by the Global Board of Directors. See Appendix A. The Audit Committee assists the Global Board in, among other things, the oversight of: (i) the quality and integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditor.

      Management is responsible for the Company’s internal controls, the financial reporting process and preparation of the consolidated financial statements of the Company. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Audit Committee further discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) as amended.

      The Company’s independent auditor also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditor that firm’s independence.

      Based upon the Audit Committee’s discussions with management and the independent auditor and the Audit Committee’s review of the representations of management and the report and letter of the independent auditor provided to the Audit Committee, the Audit Committee recommended to the Global Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

Audit Committee:
Mark H. Wright, Chairman
Donald L. Boudreau
Baldomero Falcones Jaquotot
Donald H. Layton
Norman C. McLuskie
Robert W. Pearce

March 17, 2004

OTHER MATTERS

      Management does not know of any business to be transacted at the Annual Meeting other than as indicated herein. Should any such matter properly come before the Annual Meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

      You are urged to promptly sign, date and return the enclosed proxy card in the accompanying postage-paid envelope or authorize the individuals named on your proxy card to vote your interests by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

      Deadline for submitting proposals for next year’s Annual Meeting. Stockholders may submit proposals on matters appropriate for stockholder action at future Annual Meetings of the Company in accordance with SEC regulations. Such proposals must be received by the Company no later than November 26, 2004 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2005 Annual Meeting and, in any event, must be received by the Company no later than February 10, 2005 to be eligible for presentation for stockholder action at the 2005 Annual Meeting. Proposals should be directed to the attention of the Secretary at the address set forth above under “Introduction — Solicitation of Proxies.”

By Order of the Global Board of Directors

NOAH J. HANFT
Secretary

Purchase, New York

March 26, 2004

APPENDIX A

MasterCard Incorporated

Audit Committee of the Board of Directors

Charter

I.     PURPOSE

      The Audit Committee (the “Committee”) shall:

A. Provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders and potential shareholders of MasterCard Incorporated (the “Corporation”) with respect to its oversight of:

(i)	The quality and integrity of the Corporation’s financial statements;

(ii)	The Corporation’s compliance with legal and regulatory requirements;

(iii)	The independent auditor’s qualifications and independence; and

(iv)	The performance of the Corporation’s internal audit function and independent auditors.

B. Following the Corporation’s registration under the Securities Exchange Act of 1934, as amended, submit the report that SEC rules require be included in the Corporation’s annual proxy statement.

II. STRUCTURE AND OPERATIONS

Composition and Qualifications

      The Committee shall be comprised of three or more members of the Board of Directors. No member of the Committee may serve on the audit committee of more than three companies that file periodic reports under the Securities Exchange Act of 1934, as amended, including the Corporation, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement. Members of management of the Corporation and its subsidiaries are excluded from Committee membership.

      All members of the Committee shall have a working familiarity with basic finance and accounting practices (or acquire such familiarity within a reasonable period after his or her appointment). Additionally, at least one member should, if practical, be an “audit committee financial expert” under the requirements of the Sarbanes-Oxley Act and related SEC rules. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or by an outside consultant.

      No member of the Committee shall receive any direct or indirect compensation from the Corporation other than ordinary fees for service as a director of the Corporation, including reasonable compensation for serving on the Committee. In addition, no member of the Committee shall be an “affiliated person” of the Corporation as defined in any SEC rules under Section 301 of the Sarbanes-Oxley Act.

Appointment and Removal

      The members of the Committee shall be appointed by the Board of Directors and shall serve until each such member’s successor is duly elected and qualified or until each such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors. The Chairman of the Board of Directors shall be a member of the Committee.

Chairman

      Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings in consultation with the chief internal audit executive of the Corporation.

III. MEETINGS

      The Committee shall meet at least four times per year, or more frequently as circumstances dictate, to review the Corporation’s financial statements in a manner consistent with that outlined in Section IV of this Charter and to conduct such other business as may come before the Committee. As part of its goal to foster open communication, the Committee shall periodically incorporate into its meetings separate sessions with each of management, the chief internal audit executive and the independent auditors to discuss any matters that the Committee or each of these groups believe would be appropriate to discuss privately. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the committee may be held telephonically. Committee meetings shall be held upon such notice as may be set forth in the bylaws of the Corporation from time to time applicable to meetings of the Board of Directors.

      All non-management directors that are not members of the Committee may attend meetings of the Committee but may not vote. Additionally, the Committee may invite to its meetings any director, management of the Corporation or its subsidiaries and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

      A quorum is established so that a meeting can convene once two or more Committee members are present at the beginning of the meeting.

IV. RESPONSIBILITIES AND DUTIES

      The following functions shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

      The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. The Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention. The Committee shall also have the authority to set and approve the fees payable to the independent auditor.

      The Committee shall be given full access to the Corporation’s internal audit group, Board of Directors, corporate executives and independent auditors as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors.

      Notwithstanding the foregoing, the Committee is not responsible for certifying the Corporation’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the Corporation’s financial statements and disclosures rests with management and the independent auditors.

Documents/ Reports Review

      1. Review with management and the independent auditors prior to public dissemination the Corporation’s annual audited financial statements and quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No 61.

      2. Review and discuss with management and the independent auditors the Corporation’s earnings press releases, if any (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies, if any. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Corporation may provide earnings guidance.

      3. Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Corporation’s by-laws and the resolutions or other directives of the Board.

      4. Review regulatory authorities’ significant examination reports.

Independent Auditors

      5. Sole authority to appoint and terminate the independent auditors and approve all audit and non-audit engagement fees and terms.

      6. Inform each registered public accounting firm performing work for the Corporation that such firm shall report directly to the Committee.

      7. Oversee the work of any registered public accounting firm employed by the Corporation, including the resolution of any disagreement between management and the auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

      8. Approve in advance any audit or non-audit engagement or relationship between the Corporation and the independent auditors (including fees), other than non-audit services which the Corporation is prohibited from obtaining from the independent auditors under the requirements of Section 201 of the Sarbanes-Oxley Act and related SEC rules. If any engagement is not commenced within six (6) months of the date it was pre-approved by the Committee, the Committee’s pre-approval of such engagement shall automatically lapse.

      The Committee may delegate to one or more of its members the authority to approve in advance all audit or non-audit engagements to be provided by the independent auditors, so long as each such engagement is presented to the full Committee at its next meeting. Unless superseded by the Committee, this duty is hereby delegated to the Chairman of the Committee.

      9. Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a) Obtain and review a report by the Corporation’s independent auditor describing: (i) the auditing firm’s internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor’s independence, all relationships between the independent auditor and the Corporation;

(b) Ensure the rotation of the lead audit partner in accordance with the requirements of the Sarbanes-Oxley Act and related SEC rules, and consider whether there should be regular rotation of the audit firm itself.

(c) Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), the audit partner responsible for reviewing the audit and any other audit personnel, as applicable, have not performed audit services for the Corporation for any period that is prohibited under the Sarbanes-Oxley Act and related SEC rules.

(d) Take into account the opinions of management and the Corporation’s internal auditors.

Internal Auditors

      10. Ensure that the chief internal audit executive has direct access to the Audit Committee and is accountable to the Committee.

      11. Review the activities, scope, and effectiveness of the internal audit function.

      12. Review the qualifications, organization structure and budget of the internal audit function.

      13. Concur in the appointment, replacement, reassignment, or dismissal of the chief internal audit executive as well as his or her compensation.

      14. Review any significant reports to management prepared by the internal audit department.

Financial Reporting Process

      15. In consultation with the independent auditors, management and the internal auditors, review the integrity of the Corporation’s financial reporting process, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Corporation; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Corporation’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Corporation’s selection or application of accounting principles; (iv) major issues as to the adequacy of the Corporation’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the Corporation’s management.

      16. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

      17. Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor’s activities or on access to requested information, and any significant disagreements with management and (ii) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditor (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditor to the Corporation.

      18. Review and discuss with the independent auditor the responsibilities, budget and staffing of the Corporation’s internal audit function.

Internal Control

      19. Evaluate whether executive management is setting the appropriate tone regarding the importance of internal control.

      20. Receive reports about deficiencies in internal controls, including financial controls, computerized information system controls and security. In addition, receive reports about significant fraud and illegal acts, if any.

      21. Assess whether management has implemented internal control recommendations made by internal and external auditors.

      22. Review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Corporation’s Form 10-Ks and Form 10-Qs about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Legal Compliance/ General

      23. Review periodically, with the Corporation’s counsel, any legal matter that could have a significant impact on the Corporation’s financial statements.

      24. Discuss with management and the independent auditors the Corporation’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

      25. Set clear hiring policies for employees or former employees of the independent auditors to help ensure the Corporation’s compliance with the relevant “cooling off” periods set forth in Section 206 of the Sarbanes-Oxley Act and related SEC rules.

      26. Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

Reports

      27. Submit all reports required to be included in the Corporation’s proxy statement, pursuant to and in accordance with applicable SEC rules.

      28. Report regularly to the full Board of Directors including:

(i) with respect to any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance, and independence of the Corporation’s independent auditors or the performance of the internal audit function;

(ii) following all meetings of the Committee; and

(iii) with respect to such other matters as are relevant to the Committee’s discharge its responsibilities.

      The Committee shall provide such recommendations as the Committee may deem appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

      29. Maintain minutes or other records of meetings and activities of the Committee.

V. ANNUAL PERFORMANCE EVALUATION

      The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

ANNUAL MEETING OF STOCKHOLDERS OF MASTERCARD INCORPORATED May 10, 2004 at 9:00 a.m. At Our Offices 2000 Purchase Street Purchase, New York 10577

INSTRUCTIONS FOR VOTING YOUR PROXY

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING

This method of voting is available for stockholders located in the U.S. and Canada.

Your telephone vote authorizes the named proxies on the proxy card to vote in the same manner as if you had returned your proxy card. On a touch tone telephone, call TOLL FREE 1-800-849-5629. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 7, 2004.

INTERNET VOTING

Pursuant to Section 212(c) of the Delaware General Corporation Law, stockholders may validly grant proxies over the Internet. Your Internet vote authorizes the named proxies on the proxy card to vote your shares in the same manner as if you had returned your proxy card.

Visit the Internet voting website at http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern time on May 7, 2004.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the reply envelope enclosed.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail your proxy card

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

[X]	Please mark votes as in this example.

This proxy, when properly executed, will be voted in the manner directed below.
If no direction is made, this proxy will be voted “FOR” the Proposal.

MasterCard Incorporated’s Board of Directors recommends a vote “FOR” the proposal listed below.

1.	Election of Directors:
Nominees: (01) William F. Aldinger, (02) Silvio Barzi, (03) Augusto M. Escalante, (04) Richard D. Fairbank, (05) Baldomero Falcones Jaquotot, (06) Bernd M. Fieseler, (07) Iwao Iijima, (08) Donald H. Layton, (09) Michel Lucas, (10) Norman C. McLuskie, (11) Robert W. Pearce, (12) Michael T. Pratt, (13) Robert W. Selander, (14) Dato’ Tan Teong Hean, (15) Jac Verhaegen, (16) Lance L. Weaver, (17) Robert B. Willumstad and (18) Mark H. Wright.
FOR ALL NOMINEES [ ]	WITHHOLD FROM ALL NOMINEES [ ]	Principal ICA Number(s)
[ ]	FOR ALL NOMINEES EXCEPT AS NOTED

Set forth below is the aggregate number of shares of class A redeemable and class B convertible common stock of MasterCard Incorporated owned by the stockholder named herein on March 19, 2004, the record date for determining stockholders eligible to vote at the annual meeting.

Authorized Signature

Date

Type or Print Name of Person Signing
Shares of class A redeemable common stock held	Shares of class B convertible common stock held

Type or Print Title of Person Signing

Stockholder Name

MASTERCARD INCORPORATED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS for the Annual Meeting of Stockholders on May 10, 2004

PROXY

The undersigned hereby constitute(s) and appoint(s) Baldomero Falcones Jaquotot, Robert W. Selander and Noah J. Hanft, and each or any of them, attorneys and proxies of the undersigned, with full power of substitution of each, and with all the powers the undersigned would possess if personally present, to appear and vote all shares of common stock of MasterCard Incorporated the undersigned is entitled to vote at the Annual Meeting of Stockholders of MasterCard Incorporated to be held on May 10, 2004, and at any adjournment thereof, upon the matters referred to in the Notice of Annual Meeting and Proxy Statement for said meeting and in their discretion upon such other business as may properly come before the meeting or any adjournment. The undersigned hereby revokes any proxies heretofore given and ratifies and confirms all that each of said attorneys and proxies, or any substitute or substitutes, shall lawfully do or cause to be done by reason thereof, upon the matters referred to in the Notice of Annual Meeting and Proxy Statement for said meeting.

This proxy when properly executed will be voted in the manner directed, or if no choice is specified, “FOR” the proposal listed on the reverse side. Discretionary authority is hereby conferred as to all other matters that may come before the meeting.

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL.